Exhibit 99.2

TRANSENTERIX

Moderator: Mark Klausner
August 5, 2016
8:30 am

Operator: Good morning ladies and gentlemen and welcome to the TransEnterix 2016 Second Quarter Financial and Operating Results Conference Call. This conference call is Webcast live and recorded. It is now my pleasure to introduce your host, Mr. Mark Klausner of Westwicke Partners. Please go ahead, Sir.

Mark Klausner: Good morning and thank you for joining us for TransEnterix’s Second Quarter 2016 conference call. Joining us on today’s call is TransEnterix’s President and Chief Executive Officer, Todd Pope. Unfortunately, Executive Vice President and Chief Financial Officer, Joe Slattery, is unable to participate on today’s call due to a death in his immediate family.

I would like to remind you that this call is being Webcast live and recorded. A replay of the event will be available following the call on our Web site. To access the Webcast please visit the Events link in the IR section of our Web site, TransEnterix.com.

Before we begin I would like to caution listeners that certain information discussed by Management during this conference call are forward looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.

For discussion of risks and uncertainties associated with TransEnterix’s business I encourage you to review the company’s filings with the Securities and Exchange Commission including the Form 10-K for the year ended December 31, 2015 and the Form 10-Q for the quarter ended June 30, 2016, expected to be filed shortly.

During this call, we may also present certain non-GAAP financial information relating to adjusted operating expenses and adjusted net loss. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results.

Management uses non-GAAP measures to compare our performance, relative to forecast and strategic plans, to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations between U.S. GAAP and non-GAAP results are presented in tables that accompany our earnings release — which can be found in the Investor Relations section of our Web site. With that, it’s my pleasure to turn the call over TransEnterix’s President and Chief Executive Officer, Todd Pope.

Todd Pope: Thank you Mark, and welcome to our Second Quarter conference call. On today’s call, I will provide a commercial and regulatory update on ALF-X followed by an update on our SurgiBot regulatory pathway. I will then provide a financial update, after which we will open the line for questions.

I am excited to start the call today by discussing the key milestone we achieved this week. Our first global sale of an ALF-X system to Humanitas Hospital, a leading teaching and research hospital located in Milan, Italy.

Humanitas chose ALF-X due to its unique combination of clinical capabilities and economic attractiveness. Our discussions with Humanitas focused on the potential of the ALF-X surgical robot to enable advanced laparoscopic surgery with robotic assistance at a cost similar to traditional laparoscopic procedures.

The multi-quadrant capability of the device, innovative eye tracking, camera control, and sense of haptic feedback were also cited as key advantages to our system. As we stated before, the capital price for the ALF-X system is similar to our competitor’s most advanced offering and this sale is in line with these pricing expectations.

I personally spent most of the past month in the field in Europe meeting with key pipeline accounts, observing surgery, and talking to surgeons and hospital administrators. I came away from my time in the European market even more confident in the value proposition of the ALF-X and in our ability to be successful in the market.

While the sale cycle for capital equipment remains four to six quarters I continue to be pleased with how our pipeline is building and believe that it will provide a solid foundation for the business in 2017 and beyond. The feedback we continue to receive is that robotics can potentially add value and a wide variety of surgeries, however, in Europe it is primarily been utilized in urology due to the high cost of the instruments and accessories of the competitive robotic system.

Hospitals want to move robotics into other specialties but prior to the availability of the ALF-X — the trade-offs have been too steep. When hospitals learned that the ALF-X platform offers advanced robotics that works within the hospitals own Eco system they are keenly interested. Specifically, the ALF-X leverage surgeons’ extensive laparoscopic expertise, utilizes the hospital’s existing operating room beds and trocars, and is specifically designed to perform multi-quadrant surgeries. All of this at a per procedure cost similar to laparoscopy. I have had numerous hospital executives and surgeons tell me they are thrilled to finally have a choice in robotics that delivers meaningful clinical benefits with responsible economics.

We continue to work on building out our direct sales force and clinical support staff. We have direct capital sales professionals in France, the United Kingdom, Belgium, the Netherlands, Germany, Switzerland, Middle East, and Asia. We will continue to add direct sales reps to this team as needed.

Now that we have our initial capital sales leadership team in place, we have begun shifting our hiring to clinical and training staff to support anticipated placements. Of note, our training and clinical team is led by a 30-year veteran of the medical device space and also includes a doctor of veterinary medicine, PhD, and a full-time general surgeon.

In addition to the developing of our direct sales force and training team we have been very active in adding distributors. We made particular progress during the quarter signing up distributors in Asia and in the Middle East.

Our strategy continues to be going direct in Western Europe and in the United States selectively using distributors in Southern and Eastern European markets and utilizing distributors in Asia, Latin America, and the Middle East. We are very encouraged by the quality of the distributors we have already signed on as well as those that we are currently engaged in discussions with.

One of the key areas of focus of our commercial team has been driving hospital participation and hands-on demonstrations. In the second quarter of 2016 — 59 surgeons from 21 target hospitals participated in at least one complete hands-on evaluation of the ALF-X robot led by our clinical staff.

We continue to believe in the importance of our demonstration and training capabilities and during the quarter we expanded this capability with the building of a new training site centrally located in Milan, Italy. This site will serve as the central location for training new surgeons and surgical staff and also as an internal training and development site for our organization. To this end, we will be relocating our engineers, clinical development and commercial team to this facility in the third quarter.

Now shifting gears to our ALF-X regulatory process. We continue to work diligently on our 510(k) submission for ALF-X. As part of preparing for this filing we have already begun our official dialogue with the FDA regarding this submission. This dialogue has been highly collaborative and very productive to this point.

We submitted our first pre-submission to the FDA in early June. I would remind you that we are in the initial steps of the regulatory process and while our goal remains to make our 510(k) submission before year-end, our ultimate timing will be guided by feedback from the FDA as we seek to make the strongest submission possible.

Before turning to SurgiBot, I want to reiterate my confidence with the opportunity that lies ahead for the ALF-X. Based on our first commercial sale our progress in developing a commercial and clinical infrastructure, the direct feedback we’re receiving from surgeons and hospital executives, and our interactions with the FDA, I’m confident in our ability to be successful in commercialized in the ALF-X and C.E. Mark countries and in achieving regulatory clearance in the United States.

Moving to the SurgiBot front. On our last call, we discussed the FDA’s NIC letter regarding our SurgiBot 510(k) submission. Since receipt of the letter, we have made it a priority to gain insights into the aspects of our submission that the FDA found to be unsatisfactory to help guide our future regulatory strategy and pathway for SurgiBot.

Since we last spoke, we have had a number of highly collaborative interactions with the FDA. We have participated in three separate meetings including one in-person meeting — which I attended along with our Senior Surgical Officer, Dr. Ted Pappas and our Vice President of RA/QA Clinical and Compliance, Dr. Stephanie Fitts.

Coming out of these meetings we now have had the benefit of personal interaction with the Agency to hear their feedback and observations. Based on these discussions we continue to believe that the SurgiBot can be cleared for sale in the U.S., and that the clearance will require a new 510(k) submission. We are still working closely with the FDA to determine the scope of any additional work required to file that submission which then will allow us to estimate a filing date.

Upon SurgiBot clearance in the U.S. we would still have to consider the best way to deploy our capital resources. As we have discussed in our last call we currently intend to focus our resources on commercializing the ALF-X outside the U.S. in preparing for its 510(k) submission. With that, I’d like to turn our attention to the financial review.

For the three months end of June 30, 2016, the Company reported Total Operating Expenses of 80.7 million. These results included one-time restructuring charges of 5.6 million of which 5.2 million were non-cash, as well as a non-cash charge for goodwill impairment of 61.8 million related to the strategic prioritization of the ALF-X following the FDA NSC on our SurgiBot 510(k) submission.

Adjusted operating expenses excluding these charges were 13.3 million as compared to 9.1 million during the three-month end at June 30, 2015. Total operating expenses increased, primarily as a result of increased investment into the commercialization of the ALF-X.
Adjusted operating expenses in the second quarter of 2016 included research and development expense of 6.4 million, sales and marketing expense of 1.3 million, general and administrative expenses of 2.9 million, amortization of intangible assets of 1.8 million and change in contingent consideration of .9 million.

Turning to the Balance Sheet on June 30, 2016, the Company’s cash and cash equivalents totaled $64.6 million and as of July 31, 2016, we had approximately $61 million of cash. Based on our current cash position we have adequate cash on hand to fund our operations and working capital needs through the third quarter of 2017.

Overall, I am very encouraged about the future for TransEnterix. We are thrilled to have achieved a major milestone with our first commercial sale. Our sales pipeline is developing in line with our expectations. We have established key distributor relationships and we’re seeing significant interest from additional distributors in key markets. We will now open up the line for questions.

Operator: Thanks from Mr. Pope. Ladies and gentlemen, if you would like to ask a question please signal by pressing Star 1 on your telephone keypad. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press Star 1 to ask a question and we’ll take our first caller, Rick Wise of Stifel.

Rick Wise: Good morning, Todd. Congratulations again on the first sale. A couple of things. Let me start with the FDA. I think execution sounds like — in general — on your mind whether it’s FDA or commercialization, but with the FDA, just help us think through in a little more detail what you’ve learned from the SurgiBot experience. Obviously, the — I think the major focus here is on ALF-X.

What do you — what did you learn — what are you learning as you’ve had these three extended discussions with FDA that gives you confidence that you’re going to be able to have a successful submission and approval for ALF-X? Sort of why should we have, you know, confidence that, you know, that this, you know, you can make it happen here?

Todd Pope: Sure. Good morning Rick and thanks for the congratulations and I appreciate the questions. Yes, I think, you know, to take your question in two-parts. First of all with the SurgiBot. Obviously our discussions have provided a lot more clarity around some of the issues they raised in NSC.

Already in these interactions, we’ve been able to resolve many of those issues. And the few that are remaining will really help us determine what the content and timing of our, you know, SurgiBot submission will be.

You know with the ALF-X regulatory we don’t intend to go into too much detail on that on this call for competitive reasons but I would remind you that, you know, that the ALF-X is a CE marked product. It has a very good body of published clinical data. And we certainly have not only begun the process with ALF-X already filing our first pre-submission — which always gives you good learnings the way the FDAs thinking.

But to your point we’ve certainly garnered a lot of observations and learning from our SurgiBot interactions. So I think between both of those we’ve had good interactions with the FDA. We think we probably know more than anyone else right now with what the FDAs thinking as far as robotics. And we feel like it’s put us in a good position both to address the issues with SurgiBot and as you said our priority is really following our 510(k) with the ALF-X.

Rick Wise: Turning to commercialization in Europe, Todd. Again it’s a huge milestone this first sale but to, you know, and I don’t know how to phrase this but — not to be cynical about it — but this was to a Milan Center I’m guessing that had — we could view appropriately — as a Champion of the technology early believer.

Yes they competitively demoed it but help us think about now as we look across Europe you have senior management team, you have I think — if I counted correctly — six sales folks. You have the clinical team in place. And you mentioned the selling cycle of four to six quarters. Is — how realistic is that and maybe talk about where you are — these sales folks are — in that, you know, early process.

I mean — and I guess we should assume just to ask sort of a complex question that this, you know, if a selling cycle is four to six quarters then we’re sort of thinking — we’re going to see meaningful impact of all this very late in 17 but probably more dramatically in 18. Is that the right way to think about all those things?

Todd Pope: Yes, let’s try to address each one of those points, Rick. First of all, as far as the Humanitas deal, I don’t think there’s anything, you know, special about this. And the way we think about it is they had the system in for four quarters. It was a system that was in place before we acquired the company.

So just as we’ve been saying that typically that capital sales cycle in Europe is four to six quarters — that’s typical. This was a typical deal. They were interested in technology. They put it in. They evaluated it for four quarters and they deemed it what was best for them and they decided to purchase it.

So, every deal’s different. You know, we don’t expect every deal to require a trial process, for sure but I would remind you that our direct sales force is actually nine — not six. And, these people have been coming on in place in the first and second quarter.

So, as our pipeline has been building, you know, when you take a look at four quarters out, you know, that’s in the first half of next year. So, I don’t think your thesis is incorrect but I would just say timing, you know, we just kind of alerted you to some of those statistics, you know. We’ve had 59 surgeons from 21 hospitals complete visits in the Q2 to get a hands-on demonstration of the device.

So when you start thinking about that’s more than just a sales presentation and as you project that out, you know, four to six quarters, I think you can see some meaningful productivity from the pipeline, you know. Four quarters out is the first half of next year and then beyond it just grows from there. So, I think roughly you’re right. I just think, you know, the timing I just think would be a little bit different than the way you characterized it.

Rick Wise: Great. I — that sounds good. And just last from me, you’re moving the Engineering R&D team — it sounds like — to Milan if I heard that correctly. Maybe just help us — just a little more color on why you’re doing it. I’m guessing it’s to bring them even closer to your customers there as you lift off but maybe a little more color on just thinking longer-term the ALF-X R&D and development side of things, you know.

Will we see incremental? Should we expect incremental enhancements for the European and/or U.S. market? Either in form factor or functionality? What — just do you want to set some expectations or give us some color on that thought?

Todd Pope: Sure. Just to be clear the consolidation of R&D talent in Milan is for the European group. We still have a large and robust R&D group here in the United States and we’re going to continue to maintain that. We just had the team over there in another facility. Now we have created our own facility and we’ll be moving them all so they can be co-located together. That’s not a transfer of talent...

Rick Wise: I see.

Todd Pope: ...from the U.S. there. We’re going to have two strong R&D teams on both continents. And then, yes, to your question, obviously when you’re filing a system that has a CE mark, there’s an expectation of consistency. So, we’re going to maintain that consistency through filing.

But I would say, you know, after our approval in the U.S. we have a robust pipeline of technology that we’re bringing in — both internally developed and externally partnered and I think you’re going to be hearing more and more about that, you know, on our coming calls.

Rick Wise: Thanks Todd.

Todd Pope: Yes, thanks Rick.

Operator: For our next question we go to Larry Keusch with Raymond James.

Larry Keusch: Oh, thanks. Good morning, Todd. Just want to follow up on Rick’s question regarding the R&D and your comments around both the European and U.S. team. I just want to make sure I’m clear on this. Is the European team exclusively focused on ALF-X and — if that is the case — what is the U.S. team doing? And I guess, conversely, if both teams are working on ALF-X does that not just create some natural barriers by, you know, significant geographic separation?

Todd Pope: Yes, good question. The European team is exclusively working on the ALF-X. As you can imagine as we work through some of the FDA conversations on SurgiBot we still have a team here that’s got a lot of core knowledge that continues to address some of the issues that come up with the SurgiBot on the regulatory side.

But we also have a strong group here in the United States that have depth in software in many other areas that can really compliment what’s going on in Europe. And then as you can imagine some of our R&D development will be with external third parties and some of those relationships, you know, are being managed here from the States.

So actually, it’s quite easy to work together and it’s kind of a situation that we’ve seen where one plus one is equaling three as far as benefits for us. So those teams work very closely together and it really allows us greater reach as we think about our R&D, you know, going into the future.

Larry Keusch: Okay. Terrific. And then two other questions. You know, I heard you loud and clear on the things that were the feature sets — I should say — that are resonating with surgeons including eye tracking, the haptic feedback, the multi-quadrant capability of ALF-X.

But conversely, what feedback are you getting where, you know, surgeons are sensing some potential limitations that you have to sell against whether it be selling price, the way the system is configured with the individual arms, perhaps, taking up space, you know. What’s on the other side that you guys are having to, you know, educate physicians on?

Todd Pope: Well, that’s a good question. I certainly don’t want to come across as a Utopia. Right now we’ve really not had any consistent pushback on features. I think there’s a combination of things. As we said in our comments earlier in the call, in Europe — and I’m sure the U.S. will, you know, present different opportunities — but in Europe the robotic utilization has primarily been a urology phenomenon.

And there’s not been hardly any proliferation of the technology from deep in the pelvis to the abdomen. So, when the hospital sees a system that has four individual arms, and they can set it up similar to the way they set up their laparoscopic surgery, when they see they can have robotics and actually have haptic feedback, when they see they can control three robotic arms simultaneously one with eye sensing and the other two with their hands — they’ve never been able to do that — they realize how much easier it is to operate multi-quadrant.

When they see all these things and then you add on the benefit of not escalating their costs unrealistically on a per procedure basis it has been a lot of positive feedback. Now I’m sure in time we’ll get things that people want changed but I think the form factor, the way it’s set up — the individual arms and these meaningful clinical benefits — have really resonated loudly.

As I said, I spent the last month over in Europe and just we really haven’t seen any pushback yet. I’m sure the more we talk, you know, you’re not going to be able to be the ideal solution for everyone but right now overwhelmingly being able to have another robot on the market and some of the benefits that have been highlighted have really dominated the conversation in a positive manner.

Larry Keusch: Okay. Terrific. And then the last one for you — you mentioned the 59 surgeons from the 21 hospitals that were — if you will — introduced to the system in the 2Q. I guess, you know, one thing I wanted to follow up on — coming back to your earlier comments around urology and prostatectomy specifically being the dominant procedure in Europe — of those surgeons that were coming to check this thing out — are you seeing interest from other specialties?

Todd Pope: Yes. That’s a great question Larry. The way I would just answer that a little more holistically — I would say what we see in Europe is, if a hospital today still has a strong urology practice that they’ve not acquired a robot — pretty much in the late adopter stage — and they are looking at potentially acquiring a robot just to do urology that’s one target market, that’s really not our target.

I would say that every one of the 21 hospitals that have come on board have all been strong multispecialty interest. A hospital that’s just looking to do urology and prostate is not our target market. So every one of the hospitals that have come in — to answer your question — have strong interest from multiple specialties including urology but certainly general, foregut, colon and rectal, GYN, and even some thoracic. So, that’s what really identifies a target for us — so all of those have been very representative by multi-specialties.

Larry Keusch: Excellent. Thanks Todd and congratulations on that first sale again.

Todd Pope: Yes. Thank you Larry.

Operator: We’ll move now to Glenn Novarro with RBC Capital Markets.

Glenn Novarro: Hi. Good morning, Todd. Can you hear me okay?

Todd Pope: Yes, hello Glenn. How are you doing?

Glenn Novarro: Good. Good. My first question has to do with the FDA discussion, you know, post the SurgiBot letter. In your discussions with the FDA were there any discussions regarding the need for human clinical data associated with SurgiBot? And the reason I’m asking is because I’m wondering — if that is the case — will you be required to submit human data on ALF-X and you mentioned on the call you’ve done — there’s been plenty of clinical papers published on ALF-X. And will that be enough to satisfy the FDA? I know it’s a multi-part question but I think you get where I’m going. Thanks.

Todd Pope: Yes. Thank you Glenn. The way I would answer the question is with SurgiBot I would say that the basic premise of our submission has not changed. They’ve had lots of questions around, you know, different test methods, results, wanting more granularity, further data, but the basic premise of what’s required of the SurgiBot has not changed.

Now when you look at the ALF-X you rightly point out that we have papers that have been published and those papers have data behind them so one of the benefits of the ALF-X from the regulatory outlook is, one, it has a broad CE mark; two, it has papers; and three, it has clinical data. So that’s obviously going to be able to bolster ours — as it would anyone’s — 510(k) submission when you have clinical data. You would turn that in if you have it and we do.

Glenn Novarro: Okay. And it sounds to me like SurgiBot — you’ll still pursue SurgiBot — but is it fair to say that ALF-X is the number one priority and SurgiBot doesn’t get filed until ALF-X gets through the FDA?

Todd Pope: Well, I would say that you’re half-correct on that, you know. The ALF-X is our top priority both in commercialization where it has approval and for its U.S. 510(k). And we’re certainly continuing to work with the FDA. I don’t want to make a claim of exactly when we will or won’t file SurgiBot but it certainly comes into queue after priorities, you know, 1a and 1b — which are ALF-X commercialization and ALF-X filing of 510(k).

Glenn Novarro: Okay. The only reason I was thinking that is just from a bandwidth and personnel point of view. You know, does TransEnterix have the ability to submit two filings and work with the FDA on two filings. That was my only thinking why ALF-X would go first and then SurgiBot at a much later date.

Todd Pope: Yes, I mean, it’s a good assumption. Our resources right now are focused on the ALF-X. If — all the timing on the SurgiBot will really be based on any remaining issues and what’s required of us. But I think you’re assumption is good.

Glenn Novarro: Okay. And then my last question is just can you maybe put some numbers around your lead funnel and how it’s developing in Europe so — I know you mentioned on the call just this quarter you brought in 59 surgeons, 21 hospitals, but maybe talk about the numbers since the beginning of the year up to now in terms of lead generation, how many, and, you know, what percentage are kind of late stage leads where you’ve actually, you know, brought in search and maybe had some good solid dialogue with, you know, CFOs and senior hospital administrators. Thanks.

Todd Pope: Sure. You know, obviously, as we get our hands around our pipeline and our sales process it will be easier for us to provide better clarity going forward, you know. We are still pretty early in our process and, you know, capital sales still has the process that we talked about a little earlier. But to specifically answer your question, numbers throughout the year — as you remember in our call in March we had said that 65 hospitals had actually received a sales presentation. That’s us going out presenting at the hospital, usually one-on-one or to a group of surgeons or to a group of executives.

Then, on our May 10 call, we really talked about that we had brought 10 hospitals actually in to have a hands-on training event. So, you can see how those early calls and presentations at the beginning of the year generated, you know, 10 hospitals actually visiting us and getting a hands-on demo.

Now today we talked about in the second quarter we have 59 surgeons from 21 hospitals actually come in and get, you know, get a hands-on demo. So you can see how it’s building from originally going out and doing sales presentations and bringing 10 in the prior quarter. They now bring in 21 hospitals. So, I just think that that natural progression will continue to build.

As soon as we get more sales under our belt we’ll be able to, you know, more accurately predict, you know, kind of a close ratio and giving you more data. But I think that progression that I just outlined over the last three quarters, you know, is fair representation of our momentum and it will just continue on.

Glenn Novarro: That’s perfect. Thanks Todd. Thanks for the numbers.

Todd Pope: Okay, thank you Glenn.

Operator: We move on to Sean Lavin with BTIG.

Ryan: Hi. This is actually Ryan on for Sean. Can you hear me okay?

Todd Pope: Hey, Ryan. How are you doing?

Ryan: Very good. Thank you. So I — a lot of questions have been asked previously but I just want to ask a little bit on the sales and marketing spend in the quarter. It was down a little bit and below what we were looking for and just kind of want to get your thoughts around how you build that out going forward given the commentary that you have direct distribution already in place in numerous countries in Europe.

Todd Pope: Yes, that’s a good question. I mean for us, you know, we’ve kind of outlined, you know, the nine heads that we have over there and the countries that they’re really focused on. We’re able to add now a lot of the rest of the countries through distribution — which doesn’t require as much investment on our part.

We have been able to bring on some distributors and we’re certainly in the ladder stages of bringing on several more in key areas. So that doesn’t require as much upfront investment on our part — which is good — but it certainly gives us access to a sales organization and those distributors that can reach a little further a little quicker.

So — for us — most of our near-term investment now as we talked about on the call will be to bring on clinical representation and training because as we bring new sites on and get new sales institutions installed you need those people there for training and early support. So that’s where our spend will go here in the near-term to support some of the, you know, upcoming placements.

Ryan: Okay. Great. I appreciate that color. And then, you know, one of the comments last quarter was around the competitive dynamics in the marketplace. I’m just curious to get your thoughts on that now. You’re obviously gaining, you know, some successes in the market there. But just, you know, I want to hear your thoughts around competitive dynamics. That would be great.

Todd Pope: Yes. I would just say that, you know, the competitive dynamics continue to exist, you know. The way I would describe them is there’s a company out there that’s not had competition since the beginning of their organization. And their reacting as you would expect.

It’s a big market. It’s a growing market. And us being the first company in the world in this space to have another approved robot — it’s got their full attention. But we continue to be bolstered by, you know, it seems like customers out there are excited about choice and not only choice but, you know, the things that we bring both clinically and economically. So we expect a strong competition and strong competitive response. We’re getting that but we’re certainly prepared for that and look forward to moving forward.

Ryan: All right. Great. That’s it for me. Thank you. Congrats on the first sale.

Todd Pope: Yes, thanks Ryan.

Operator: Our next call comes from Jeffrey Cohen with Ladenburg Thalmann.

Jeffrey Cohen: Hi, Todd. Congratulations on getting commercial and thank you for the update and all the questions.

Todd Pope: Yes, thanks, Jeff.

Jeffrey Cohen: Just two, if I may. Could you talk about the footprint in Europe and the U.S. and how that looks into the end of this year and then secondly if you could discuss any ALF-X studies underway or publications that you’re aware of.

Todd Pope: Sure. Well, with our footprint — like I said — most of our footprint through the rest of the year in Europe will be to build out clinical heads. These are people that aren’t necessarily driving capital revenue every day but they’re going in behind installations, they’re working with the accounts that are interested to come over, do hands-on demos, dry labs, wet labs, and certainly when institutions put a system in they need people there early and often to bring them up to speed on training. That’s what will be really increasing as far as our footprint.

As far as in the United States, we really want to focus, you know, on our regulatory efforts with the ALF-X but we are getting inbound interest so we’ll be, you know, building out some market development resources over the near-term to be able to go out and just understand the market, understand the needs, so we can be better educated as we prepare for an approval, hopefully, in 2017, for the ALF-X.

As far as studies we now have a nice library of studies for the ALF-X in different specialties and that are in Peer Review Journals. So, I think those will just continue to come on line. There’s always studies being worked on and certainly with categories exciting as robotics we have a lot of interest in that.

And as we bring on new accounts there’s a high interest right now of being able to publish because of the interest in the robotic space. So we’ll be seeing more and more of those as we go through the end of this year and certainly in the next year.

Jeffrey Cohen: Perfect. Thank you very much.

Todd Pope: All right. Thank you, Jeff.

Operator: We move now to Bruce Jackson of Lake Street Capital Markets.

Bruce Jackson: Hi. Good morning and thank you for taking my questions.

Todd Pope: Hi, Bruce.

Bruce Jackson: Looking at the Humanitas sale — a couple of questions there. Did it follow the four to six quarter sale cycle that you mentioned earlier?

Todd Pope: Yes. They got this system in and evaluated it. It was a four-quarter process — right at four quarters.

Bruce Jackson: Okay. And then you said it was a competitive tender — I believe they’re already using some other robotic equipment. Was this — was the ALF-X in addition to what they already had or did it replace something?

Todd Pope: Yes, it was not a tender just to be clear. It was not a tender. But they do have another robot there and wanted to add a second one and they evaluated that decision versus adding an ALF-X and chose ALF-X.

Bruce Jackson: Okay. Then moving over to the FDA — did the SurgiBot — can you tell us little bit about how the SurgiBot experience is informing your approach with the ALF-X?

Todd Pope: Well, certainly. We have discussed that a little bit. I just — I think that even though they are different types of systems I think the FDA is clearly putting a lot of attention on how they want to evaluate new submissions for the robotically assisted surgical device category.

So, since we have pretty in-depth discussions going on with both platforms right now at the FDA, I would just say in multiple facets we’re being informed. And I think they’re continuing to evolve how they look at these and think about them. So, I think we benefit from going through two processes right now and conversations concurrently and it’s been very helpful to us.

Bruce Jackson: Okay, and then is this with the same — with the ALF-X — is this the same team of reviewers that were working on the SurgiBot?

Todd Pope: Yes, we’re not going to really comment on the staffing from the FDA. Don’t really think that’s appropriate but — suffice to say — there’s good cross pollination, you know, between all teams that I’m sure are going to be looking at our systems and others in the future.

Bruce Jackson: All right. That’s it for me. Thank you very much.

Todd Pope: Okay, Bruce. Thank you.

Operator: That concludes our Question and Answer session. I would now like to turn the call back to Todd Pope for closing remarks.

Todd Pope: Thank you. I just want to conclude by saying we’re very excited about a future here at TransEnterix. We’re continuing to invest to put the pieces in place to drive long-term success for the business. We certainly look forward to updating you in our progress in our next quarterly call. Thank you and have a great day.

Operator: Ladies and gentlemen, that does conclude today’s conference. Again, we thank everyone for joining us.

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